EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-208736 and 333-218554) and the Registration Statement on Form S-3 (No. 333-213035) of Overseas Shipholding Group, Inc. of our report dated March 9, 2017, except for the change in the manner in which the Company accounts for pension costs and restricted cash discussed in Note 3 to the consolidated financial statements, as to which the date is March 14, 2019 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

New York, NY
March 14, 2019